Item 77C - The European Equity Fund, Inc.
Registrant incorporates by reference to the Proxy Statement filed on May 21, 2007
(Accession No. 0001104659-07-041556)

The Annual Meeting of Stockholders (the "Meeting") of The European Equity Fund, Inc.
(the "Fund") was held on June 25, 2007.  At the Meeting, the following matters were voted upon by the stockholders.  The resulting votes are presented below.

1.  To elect three Directors to serve a term of three years until their successors are elected and qualify.

Number of Votes:

Director                                     For                Withheld
John A. Bult                                 9,245,824                230,328
Ambassador Richard R. Burt                     8,992,596       483,557
Robert H. Wadsworth                               9,242,813       233,340

2.  To ratify the appointment by the Audit Committee and the
     Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2007.

Number of Votes:

For                  Against                Withheld
9,376,557         71,531                 27,237